Exhibit 99.1

Imation Reports Third Quarter 2014 Financial Results

OAKDALE, Minn.--(BUSINESS WIRE)--November 4, 2014--Imation Corp. (NYSE: IMN) today released financial results for the third quarter ended September 30, 2014, which were generally in line with expectations, excluding a one-time, non-cash goodwill impairment charge.

Q3 Overview

For Q3 2014, Imation reported net revenue of $175.0 million, down 8.8 percent from Q3 2013. Operating loss from continuing operations totaled $55.8 million, or $1.49 per share, in Q3 2014, including special charges of $44.2 million, or $1.07 per diluted share. This compares to an operating loss from continuing operations of $26.5 million, or $0.65 per share, in Q3 2013, including special charges of $11.7 million or $0.23 per share. Excluding these charges, operating loss from continuing operations in Q3 2014 totaled $11.6 million, or $0.42 per share, compared to $14.8 million, or $0.42 per diluted share, in Q3 2013. The Company had a cash balance of $110.7 million as of September 30, 2014, and generated positive operating cash flows during the third quarter.

Imation’s CEO Mark Lucas commented, “We continue to make progress in our evolution; however, we recognize we have much more to do as we position the business for consistent and sustainable growth. Strategically in the quarter, we continued to introduce new data storage products, initiate corporate and government trials for IronKey™ PC on a Stick™, lower our operating expenses and maximize cash flow.”

Declines in Imation’s legacy businesses of magnetic tape and optical media moderated in the quarter. The Consumer Storage and Accessories (CSA) segment revenue declined 15.1 percent, but gross margins improved by 3.0 percent from Q3 2013. Imation’s Tiered Storage and Security Solutions (TSS) revenue and gross margins were essentially flat compared to the prior year.

Business Segment Overview

Lucas said, “Our Nexsan™ data storage portfolio posted another sequential quarter of growth, as did gross margins in TSS, which serve as further indication that our ongoing efforts to generate accelerated momentum are working. We remain optimistic about the growth potential of our mobile security business – we have completed more than 100 proof of concepts for IronKey PC on a Stick and are beginning to see customers launch deployments as organizations pursue secure and easy to use ‘Windows to Go’ solutions.”

Lucas added, “In our legacy businesses, we saw solid margin and cash flows. In our Audio and Accessories category, we experienced strong demand with revenue growth of nearly 15 percent for the third quarter.

“Looking ahead, we remain focused on building a platform based on Imation’s data storage roots for profitable growth over the long term. We are confident that the momentum in our Storage and Security solutions portfolio will deliver sustained revenue and operating earnings growth. We are especially excited with the introduction of a number of new products including our latest addition to the Nexsan NST™ family of storage solutions, the ultra-efficient hybrid storage appliance NST4000 and the expanded industry adoption of our IronKey products,” concluded Lucas.

Detailed Q3 2014 Analysis

The following financial results are for continuing operations for the current and prior periods unless otherwise indicated. See Tables Five and Six for a description of non-GAAP financial measures.

Net revenue for Q3 2014 was $175.0 million, down 8.8 percent from Q3 2013. Foreign currency exchange rates did not significantly impact Q3 2014 revenue compared to Q3 2013.

Gross margin for Q3 2014 was 17.8 percent, down 1.0 percentage point from 18.8 percent in Q3 2013 and included a $4.6 million inventory write-off related to magnetic tape outsourcing changes. Excluding the impact of the write-off, gross margin was 20.5 percent. CSA gross margin was 21.5 percent, up from 18.5 percent in Q3 2013, and TSS gross margin was flat in Q3 2014 compared to the prior year (See Tables Five and Six for non-GAAP measures).

Selling, general and administrative (SG&A) expenses in Q3 2014 were $42.5 million, down $3.8 million compared with Q3 2013 levels of $46.3 million. The Company continued to actively rationalize its legacy business SG&A expense, which has decreased more than 35 percent from Q3 2012. During the quarter the Company continued to strategically invest in Imation Storage Solutions to accelerate growth.

Research and development (R&D) expenses in Q3 2014 were $4.9 million, up slightly from $4.6 million in Q3 2013, which reflects the Company’s increased investment in higher-margin projects in TSS. The Company continued to invest in new product development in its priority businesses and has aggressively reduced R&D expense associated with legacy media products.

Special charges in Q3 2014 consisted of a one-time, non-cash goodwill impairment charge of $35.4 million associated with the Nexsan acquisition and other charges of $8.8 million primarily from previously announced restructuring programs. The Company conducted an impairment test and determined that the valuation of goodwill related to the Nexsan acquisition required an adjustment. The impairment is principally the result of Nexsan not yet achieving its anticipated growth rate, therefore requiring a corresponding increase in the discount rate applied in the valuation. This non-cash charge will have no impact on the Company’s business. Special charges were $11.7 million in Q3 2013 and included a $10.6 million non-cash loss associated with the settlement of a UK pension plan (See Tables Five and Six for non-GAAP measures).

Operating loss from continuing operations was $55.8 million in Q3 2014 compared with an operating loss of $26.5 million in Q3 2013. Excluding the impact of the special charges described above, adjusted operating loss from continuing operations would have been $11.6 million in Q3 2014 compared with an adjusted operating loss from continuing operations of $14.8 million in Q3 2013 (See Tables Five and Six for non-GAAP measures).

Income tax expense was $3.4 million in Q3 2014 compared with an income tax benefit of $2.0 million in Q3 2013. The expense in Q3 2014 is primarily due to the mix of taxable income by country. The Company maintains a valuation allowance related to its U.S. deferred tax assets and, therefore, no tax provision or benefit was recorded related to its U.S. results in either period.

Discontinued operations in Q3 2014 were breakeven compared with a loss of $8.7 million in Q3 2013. Discontinued operations include both the results of the XtremeMac™ and Memorex™ consumer electronics businesses which were sold.

Loss per diluted share from continuing operations was $1.49 in Q3 2014 compared with a loss per diluted share of $0.65 in Q3 2013. Excluding the impact of the special charges described above, loss per diluted share from continuing operations would have been $0.42 in Q3 2014 compared with a loss per diluted share from continuing operations of $0.42 in Q3 2013 (See Tables Five and Six for non-GAAP measures).

Cash and cash equivalents balance was $110.7 million as of September 30, 2014, down $4.0 million during the quarter. The Company had positive operating cash flows and also repurchased 500,000 shares of common stock for $1.6 million during Q3. As of September 30, 2014, Imation had remaining authorization to repurchase up to 2.4 million additional shares.

Year-To-Date Summary

For the nine months ended September 30, 2014, Imation reported net revenue of $532.5 million, down 15.2 percent compared with the same period last year. Operating loss from continuing operations totaled $92.0 million, or $2.39 per share, in Q3 2014, including special charges of $51.5 million, or $1.26 per diluted share. For the nine months ended September 30, 2013, Imation reported net revenue of $628.0 million, an operating loss from continuing operations of $41.2 million, including special charges of $21.0 million, and a diluted loss per share from continuing operations of $1.08 (See Tables Five and Six for non-GAAP measures).

Operating results for the nine months ended September 30, 2013 include the second quarter reversal of an accrual of $13.6 million for copyright levies as a result of an Italian Court ruling.

Webcast and Replay Information

A teleconference is scheduled for 9:00 AM Central Time today, November 4, 2014, and will be available on the Internet on a listen-only basis at www.ir.Imation.com or www.streetevents.com. The Company's quarterly financial results will be discussed.

A taped replay of the teleconference will be available beginning at 12:30 PM Central Time on November 4, 2014, until 11:59 PM Central Time on November 11, 2014, by dialing 855-859-2056 or 404-537-3406 (conference ID 7534510). All remarks made during the teleconference will be current at the time of the teleconference and the replay will not be updated to reflect any subsequent developments.

Description of Tables

Table One - Consolidated Statements of Operations
Table Two - Consolidated Balance Sheets
Table Three - Supplemental Segment and Product Information
Table Four - Additional Information
Table Five - Non-GAAP Financial Measures
Table Six - Non-GAAP Financial Measures

Non-GAAP Financial Measures

The non-GAAP financial measurements (adjusted gross margin, adjusted operating income (loss), adjusted earnings (loss) per diluted share, EBITDA and adjusted EBITDA) are provided as a supplement and should not be construed an alternative to any GAAP measure of performance or liquidity (see Tables Five and Six). Management believes this will assist investors in making an evaluation of Imation's performance and to assist in understanding the impact of certain items on Imation’s actual results of operations when compared to prior periods. Management understands that there are material limitations on the use of non-GAAP measures. Non-GAAP measures are not substitutes for GAAP measures for the purpose of analyzing financial performance. These non-GAAP measures are not in accordance with, or an alternative for measures prepared in accordance with, generally accepted accounting principles and may be different from non-GAAP measures used by other companies. In addition, these non-GAAP measures are not based on any comprehensive set of accounting rules or principles. This information should not be construed as an alternative to the reported results, which have been determined in accordance with accounting principles generally accepted in the United States of America.

About Imation Corp.

Imation (NYSE: IMN) is a global data storage and data security company. Our products and solutions help organizations and individuals store, manage and protect their digital content. Imation’s storage and security portfolio includes Nexsan high-density, archive and solid-state optimized unified hybrid storage solutions; IronKey mobile security solutions that address the needs of professionals for secure data transport and mobile workspaces; and consumer storage solutions, audio products and accessories sold under the Imation, Memorex and TDK Life on Record brands. Imation reaches customers in more than 100 countries through a powerful global distribution network. For more information, visit www.imation.com.

Risk and Uncertainties

Certain information contained in this press release which does not relate to historical financial information may be deemed to constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements are subject to certain risks and uncertainties that could cause our actual results in the future to differ materially from our historical results and those presently anticipated or projected. We wish to caution investors not to place undue reliance on any such forward-looking statements. Any forward-looking statements speak only as of the date on which such statements are made, and we undertake no obligation to update such statements to reflect events or circumstances arising after such date. Risk factors include various factors set forth from time to time in our filings with the Securities and Exchange Commission including the following: Our ability to successfully implement our strategy; our ability to grow our business in new products with profitable margins and the rate of revenue decline for certain existing products; our ability to meet future revenue growth, gross margins and earnings targets; the ability to quickly develop, source, introduce and deliver differentiated and innovative products; our potential dependence on third parties for new product introductions or technologies in order to introduce our own new products; our ability to successfully implement restructuring plans; foreign currency fluctuations; the ready availability and price of energy and key raw materials or critical components including the effects of natural disasters and our ability to pass along raw materials price increases to our customers; continuing uncertainty in global and regional economic conditions; our ability to identify, value, integrate and realize the expected benefits from any acquisition which has occurred or may occur in connection with our strategy; the possibility that our goodwill and intangible assets or any goodwill or intangible assets that we acquire may become impaired; the ability of our security products to withstand cyber-attacks; changes in European law or practice related to the imposition or collectability of optical levies; the seasonality and volatility of the markets in which we operate; significant changes in discount rates and other assumptions used in the valuation of our pension plans; changes in tax laws, regulations and results of inspections by various tax authorities; our ability to successfully defend our intellectual property rights and the ability or willingness of our suppliers to provide adequate protection against third party intellectual property or product liability claims; the outcome of any pending or future litigation and patent disputes; ability to access financing to achieve strategic objectives and growth due to changes in the capital and credit markets; limitations in our operations that could arise from compliance with the debt covenants in our credit facilities; our ability to retain key employees; increased compliance with changing laws and regulations potentially affecting our operating results; failure to adequately protect our information systems from cyber-attacks; and the volatility of our stock price due to our results or market trends.

The results presented herein are preliminary, unaudited and subject to revision until the Company files its third quarter results with the United States Securities and Exchange Commission on Form 10-Q.

Nexsan, Memorex, PC on a Stick and IronKey are trademarks of Imation Corp. TDK Life on Record is used under a trademark license from TDK Corporation. All other trademarks are the property of their respective owners.

Table One

IMATION CORP.
CONSOLIDATED STATEMENTS OF OPERATIONS
(In millions, except for per share amounts)
(Unaudited)

	Three Months Ended		Nine Months Ended
	September 30		September 30
	2014	2013	2014	2013
Net revenue	$175.0	$191.9	$532.5	$628.0
Cost of goods sold	143.8	155.8	433.7	494.6
Gross profit	31.2	36.1	98.8	133.4

Operating expense:
Selling, general and administrative	42.5	46.3	130.2	142.1
Research and development	4.9	4.6	13.7	14.3
Goodwill impairment	35.4	-	35.4	-
Restructuring and other	4.2	11.7	11.5	18.2
Total	87.0	62.6	190.8	174.6

Operating loss from continuing operations	(55.8)	(26.5)	(92.0)	(41.2)

Other (income) expense:
Interest income	(0.1)	(0.1)	(0.3)	(0.1)
Interest expense	0.7	0.7	1.9	2.0
Other, net expense	1.6	1.1	2.6	1.0
Total	2.2	1.7	4.2	2.9

Loss from continuing operations before income taxes	(58.0)	(28.2)	(96.2)	(44.1)

Income tax provision (benefit)	3.4	(2.0)	1.8	(0.5)

Loss from continuing operations	(61.4)	(26.2)	(98.0)	(43.6)

Discontinued operations:
Loss on sale of discontinued businesses, net of income taxes	-	(5.5)	(1.7)	(5.5)
Loss from operations of discontinued businesses, net of income taxes	-	(3.2)	(0.6)	(12.0)
Loss from discontinued operations	-	(8.7)	(2.3)	(17.5)

Net Loss	$(61.4)	$(34.9)	$(100.3)	$(61.1)

Loss per common share - basic:
Continuing operations	$(1.49)	$(0.65)	$(2.39)	$(1.08)
Discontinued operations	-	(0.21)	(0.06)	(0.43)
Net Loss	(1.49)	(0.86)	(2.45)	(1.51)

Loss per common share - diluted:
Continuing operations	$(1.49)	$(0.65)	$(2.39)	$(1.08)
Discontinued operations	-	(0.21)	(0.06)	(0.43)
Net Loss	(1.49)	(0.86)	(2.45)	(1.51)

Weighted average shares outstanding
Basic	41.2	40.5	41.0	40.5
Diluted	41.2	40.5	41.0	40.5

Table Two

IMATION CORP.
CONSOLIDATED BALANCE SHEETS
(In millions)
(Unaudited)

	September 30,	December 31,
	2014	2013
ASSETS
Current assets
Cash and cash equivalents	$110.7	$132.6
Accounts receivable, net	115.2	163.3
Inventories	74.2	84.3
Other current assets	34.5	48.8

Total current assets	334.6	429.0

Property, plant and equipment, net	47.2	51.6
Intangible assets, net	61.2	68.6
Goodwill	36.1	72.1
Other assets	20.1	20.5

Total assets	$499.2	$641.8

LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities
Accounts payable	$84.5	$94.7
Short-term debt	19.3	20.0
Other current liabilities	91.6	116.4

Total current liabilities	195.4	231.1

Other liabilities	38.0	37.5

Total liabilities	233.4	268.6
Commitments and contingencies
Shareholders' equity	265.8	373.2

Total liabilities and shareholders' equity	$499.2	$641.8

Table Three

IMATION CORP.
SUPPLEMENTAL SEGMENT AND PRODUCT INFORMATION
(Dollars in millions)
(Unaudited)

	Three months ended September 30,		Three months ended September 30,
	2014		2013		% Change
	Revenue	% Total	Revenue	% Total
Consumer Storage and Accessories
Consumer storage media	$79.4	45.4%	$97.3	50.7%	-18.4%
Audio and accessories	12.6	7.2%	11.0	5.7%	14.5%
Total Consumer Storage and Accessories	92.0	52.6%	108.3	56.4%	-15.1%
Tiered Storage and Security Solutions
Commercial storage media	54.3	31.0%	54.3	28.3%	0.0%
Storage and security solutions	28.7	16.4%	29.3	15.3%	-2.0%
Total Tiered Storage and Security Solutions	83.0	47.4%	83.6	43.6%	-0.7%
Total	$175.0	100.0%	$191.9	100.0%

	Operating Income (Loss)	OI %	Operating Income (Loss)	OI %
Consumer Storage and Accessories	$5.4	5.9%	$3.3	3.0%	63.6%
Tiered Storage and Security Solutions	(8.1)	-9.8%	(8.2)	-9.8%	-1.2%
Corp/Unallocated (1)	(53.1)	NM	(21.6)	NM	145.8%
Total operating loss from continuing operations	$(55.8)	-31.9%	$(26.5)	-13.8%

	Gross Margin		Gross Margin

Consumer Storage and Accessories	21.5%		18.5%
Tiered Storage and Security Solutions	19.3		19.3
	20.5		18.8
Inventory write-offs related to restructuring programs	(2.7)		0.0
Total	17.8%		18.8%

	Nine months ended September 30,		Nine months ended September 30,
	2014		2013		% Change
	Revenue	% Total	Revenue	% Total
Consumer Storage and Accessories
Consumer storage media	$253.4	47.6%	$318.8	50.8%	-20.5%
Audio and accessories	33.7	6.3%	28.2	4.5%	19.5%
Total Consumer Storage and Accessories	287.1	53.9%	347.0	55.3%	-17.3%
Tiered Storage and Security Solutions
Commercial storage media	159.7	30.0%	183.0	29.1%	-12.7%
Storage and security solutions	85.7	16.1%	98.0	15.6%	-12.6%
Total Tiered Storage and Security Solutions	245.4	46.1%	281.0	44.7%	-12.7%
Total	$532.5	100.0%	$628.0	100.0%

	Operating Income (Loss)	OI %	Operating Income (Loss)	OI %
Consumer Storage and Accessories	$12.7	4.4%	$30.0	8.6%	-57.7%
Tiered Storage and Security Solutions	(25.4)	-10.4%	(14.1)	-5.0%	80.1%
Corp/Unallocated (1)	(79.3)	NM	(57.1)	NM	38.9%
Total operating loss from continuing operations	$(92.0)	-17.3%	$(41.2)	-6.6%

	Gross Margin		Gross Margin

Consumer Storage and Accessories	19.9%		22.2%
Tiered Storage and Security Solutions	18.8		21.1
	19.4		21.7
Inventory write-offs related to restructuring programs	(0.8)		(0.4)
Total	18.6%		21.2%

NM - Not Meaningful

(1) Corporate and unallocated amounts include depreciation and amortization expense, litigation settlement expense, goodwill impairment, intangible impairments, intangible asset abandonment, corporate expense, contingent consideration adjustments, inventory write-offs related to our restructuring programs and restructuring and other expenses which are not allocated to the segments. We believe the presentation of these items in Corporate and unallocated avoids distorting the operating income for our segments.

Table Four

IMATION CORP.
ADDITIONAL INFORMATION
(Dollars in millions)
(Unaudited)

		Three Months Ended		Nine Months Ended
		September 30		September 30
	Cash and Cash Flow Information	2014	2013	2014	2013

	Cash and cash equivalents - end of period	$110.7	$108.4	$110.7	$108.4
	Capital Spending	$3.0	$1.7	$5.3	$5.2
	Depreciation	$2.3	$2.5	$6.8	$8.0
	Amortization	$3.2	$3.4	$9.6	$10.3

	Asset Utilization Information *
				September 30	December 31
				2014	2013

	Days Sales Outstanding (DSO)			55	56
	Days of Inventory Supply			47	61
	Debt to Total Capital			6.8%	5.1%

	Other Information

	Approximate employee count as of September 30, 2014:				930
	Approximate employee count as of December 31, 2013:				940
	Book value per share as of September 30, 2014:				$6.50
	Shares used to calculate book value per share (millions):				40.9
	Imation repurchased approximately 500,000 shares of its stock during the third quarter of 2014 for $1.6 million.

*	These operational measures, which we regularly use, are provided to assist in the investor's further understanding of our operations.

	Days Sales Outstanding is calculated using the count-back method, which calculates the number of days of most recent revenue that are reflected in the net accounts receivable balance.

	Days of Inventory Supply is calculated using the current period inventory balance divided by an estimate of the inventoriable portion of cost of goods sold expressed in days.

	Debt to Total Capital is calculated by dividing total debt (long term plus short term) by total shareholders' equity and total debt.

Table Five

IMATION CORP.
Non-GAAP Financial Measures
(In millions, except for per share amounts)
(Unaudited)

	Three Months Ended			Three Months Ended
	September 30, 2014			September 30, 2013
	GAAP	Adj *	Non-GAAP	GAAP	Adj *	Non-GAAP
Net revenue	$175.0	$-	$175.0	$191.9	$-	$191.9
Cost of goods sold	143.8	(4.6)	139.2	155.8	-	155.8
Adjusted gross profit	$31.2	$4.6	$35.8	$36.1	$-	$36.1

Adjusted gross margin	17.8%		20.5%	18.8%		18.8%

Adjusted operating loss from continuing operations	$(55.8)	$44.2	$(11.6)	$(26.5)	$11.7	$(14.8)

Adjusted income tax provision (benefit)	$3.4	$-	$3.4	$(2.0)	$2.4	$0.4

Adjusted loss from continuing operations	$(61.4)	$44.2	$(17.2)	$(26.2)	$9.3	$(16.9)

Adjusted loss per common share from continuing
operations - Diluted	$(1.49)		$(0.42)	$(0.65)		$(0.42)

Adjusted weighted average shares outstanding - Diluted	41.2		41.2	40.5		40.5

	Nine Months Ended			Nine Months Ended
	September 30, 2014			September 30, 2013
	GAAP	Adj *	Non-GAAP	GAAP	Adj *	Non-GAAP
Net revenue	$532.5	$-	$532.5	$628.0	$-	$628.0
Cost of goods sold	433.7	(4.6)	429.1	494.6	(2.8)	491.8
Adjusted gross profit	$98.8	$4.6	$103.4	$133.4	$2.8	$136.2

Adjusted gross margin	18.6%		19.4%	21.2%		21.7%

Adjusted operating loss from continuing operations	$(92.0)	$51.5	$(40.5)	$(41.2)	$21.0	$(20.2)

Adjusted income tax provision (benefit)	$1.8	$-	$1.8	$(0.5)	$2.4	$1.9

Adjusted loss from continuing operations	$(98.0)	$51.5	$(46.5)	$(43.6)	$18.6	$(25.0)

Adjusted loss per common share from continuing
operations - Diluted	$(2.39)		$(1.13)	$(1.08)		$(0.62)

Adjusted weighted average shares outstanding - Diluted	41.0		41.0	40.5		40.5

* See Table Six

Table Six

IMATION CORP.
Non-GAAP Financial Measures
(In millions, except for per share amounts)
(Unaudited)

Operating income (loss) / Adjusted operating income (loss)

	Three Months Ended		Nine Months Ended
	September 30		September 30
	2014	2013	2014	2013
Operating loss:	$(55.8)	$(26.5)	$(92.0)	$(41.2)
Restructuring and other
Restructuring	1.3	0.5	5.1	3.6
Loss on settlement of UK pension plan	0.5	10.6	0.5	10.6
Goodwill impairment	35.4	-	35.4	-
Other	2.4	0.6	5.9	4.0
Inventory write-downs related to restructuring programs included in cost of goods sold	4.6	-	4.6	2.8
Total adjustments	44.2	11.7	51.5	21.0
Adjusted operating (loss) income - Non-GAAP	$(11.6)	$(14.8)	$(40.5)	$(20.2)

Effect on diluted EPS:
Loss from continuing operations	$(1.49)	$(0.65)	$(2.39)	$(1.08)
Restructuring and other
Restructuring	0.03	0.01	0.13	0.09
Loss on settlement of UK pension plan	0.01	0.20	0.01	0.20
Goodwill impairment	0.86	-	0.86	-
Other	0.06	0.02	0.15	0.10
Inventory write-downs related to restructuring programs included in cost of goods sold	0.11	-	0.11	0.07
Adjusted diluted EPS - Non-GAAP	$(0.42)	$(0.42)	$(1.13)	$(0.62)

EBITDA:
Operating loss from continuing operations	(55.8)	$(26.5)	$(92.0)	$(41.2)
Depreciation	2.3	2.5	6.8	8.0
Amortization	3.2	3.4	9.6	10.3
EBITDA	$(50.3)	$(20.6)	$(75.6)	$(22.9)
Restructuring and other	39.6	11.7	46.9	18.2
Inventory write-downs related to restructuring programs included in cost of goods sold	4.6	-	4.6	2.8
Total adjustments	44.2	11.7	51.5	21.0
Adjusted EBITDA	$(6.1)	$(8.9)	$(24.1)	$(1.9)

EBITDA is defined as operating income (loss) less depreciation and amortization. Adjusted EBITDA is defined as EBITDA before restructuring and other, and inventory write-downs related to restructuring programs included in cost of goods sold.

The Non-GAAP financial measurements (adjusted operating income (loss), adjusted income (loss), adjusted diluted EPS, EBITDA and adjusted EBITDA) are provided to assist in understanding the impact of certain items on Imation's actual results of operations when compared with prior periods. Management believes this will assist investors in making an evaluation of Imation's performance against prior periods on a comparable basis by adjusting for these items. Management understands that there are material limitations on the use of Non-GAAP measures. Non-GAAP measures are not substitutes for GAAP measures for the purpose of analyzing financial performance. These Non-GAAP measures are not in accordance with, or an alternative for measures prepared in accordance with, generally accepted accounting principles and may be different from Non-GAAP measures used by other companies. In addition, these Non-GAAP measures are not based on any comprehensive set of accounting rules or principles. This information should not be construed as an alternative to the reported results, which have been determined in accordance with accounting principles generally accepted in the United States of America.

CONTACT:
Imation Corp.
Scott Robinson, 651-704-4311
srobinson@imation.com